Exhibit 23.2




                         INDEPENDENT AUDITOR'S CONSENT






The Board of Directors
CAI Wireless Systems, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-99770) on Form S-8 of CAI Wireless Systems, Inc. of our report dated March 13, 1998, relating to the consolidated balance sheets of CS Wireless Systems, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the March 31, 1998 annual report on Form 10-K of CAI Wireless Systems, Inc.




                                      KPMG Peat Marwick LLP


Dallas, Texas
June 29, 1998